EXHIBIT  11.  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
              (UNAUDITED)
              Three and Six Months Ended June 30, 1995 and 1994
              (In thousands, except per share amounts)



                                                   Three months           Six months
                                                   ended June 30         ended June 30
                                                 -----------------     ------------------
                                                 1995       1994       1995        1994
                                                 ------     ------     ------      ------

PRIMARY:
Weighted average shares outstanding              20,589     20,278     20,494      20,278
Net effect of dilutive stock options and
 warrants based on the treasury stock
 method using average market price                  633        534        603       1,608
                                                 ------     ------     ------      ------
Total weighted average shares                    21,222     20,812     21,097      21,277
                                                 ======     ======     ======      ======

Net income (loss)                                $  (95)    $   26     $  (89)     $   80
                                                 ======     ======     ======      ======

Per share amount                                 $    *     $    *     $    *      $    *
                                                 ======     ======     ======      ======

____________________
<F1> *  Less than one-half cent.


      Fully diluted earnings per share is not presented because it is immaterial and/or anti-dilutive in all periods.